EXHIBIT 10.37.1

AMENDMENT NO. 1
TO
MASTER SALE AND SERVICING AGREEMENT

AMENDMENT NO. 1 TO MASTER SALE AND SERVICING AGREEMENT (this “Amendment”) is made and entered into as of February 1, 2010 by and between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia (referred to herein as “CFC,” “Master Servicer” or the “Seller”), and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally chartered instrumentality of the United States (referred to herein as “Farmer Mac” or the “Purchaser”).

WHEREAS, CFC and Farmer Mac are parties to that certain MASTER SALE AND SERVICING AGREEMENT (the “Master Agreement”) made and entered into as of July 24, 2009; and

WHEREAS, the parties desire to amend the Master Agreement as set forth herein in order to, among other things, enable the purchase and sale of loans made to certain power supply borrowers to CFC; and

WHEREAS, the parties have executed this Amendment as a written agreement intended to modify the Master Agreement pursuant to Section 6.04 thereof.

NOW, THEREFORE, the parties to this Amendment, in the capacities hereinabove set forth, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, do hereby undertake and otherwise agree as follows:

ARTICLE I
Amendments

Section 1.01.  Additional Definitions.  The following defined terms and their definitions are hereby added to Section 1.01 of the Master Agreement and placed in alphabetical order together with the existing defined terms:

Debt to EBITDA Ratio:  with respect to any Member, the ratio obtained by dividing the amount of such Member’s Long-Term Debt by its EBITDA, with the quotient expressed as a numerical value.

EBITDA:  with respect to any Member, an amount equal to the sum of:  (i) net margins, (ii) Interest Expense on Long-Term Debt, (iii) income taxes, and (iv) Depreciation and Amortization Expense, all as calculated in accordance with Accounting Requirements.

Federal Energy Regulatory Commission (“FERC”): an independent regulatory agency whose function is to regulate the electric, natural gas, hydroelectric and oil pipeline industries in the United States.

FERC Form 1:  the annual reporting form designated as such by FERC that is required to be filed under the Federal Power Act by electric utilities subject to FERC jurisdiction.

Form 12:  the reporting form designated as such by RUS, or in the event a Borrower does not borrow from RUS, the reporting form designated as such by CFC for its Class B Members, including any secondary forms carrying designations such as “Form 12a”, “Form12b”, and the like.

G&T Trend Analysis:  an annual report generated by the Seller containing key financial and operating ratios and other growth indicators for each Class B Member.

Indenture Borrower: any Eligible Class A Member or Eligible Class B Member that has issued Mortgage Notes secured by a Mortgage in the form of an indenture of trust that permits the issuance of additional Mortgage Notes under the terms and conditions set forth therein, but without the consent of existing noteholders.

Section 1.02.  Amended Defined Terms and Definitions.  The defined terms “Compliance Certification,” “Eligible Class B Member,” “Mortgage,” “Qualified Loan” and “Servicing File,” and their respective definitions set forth in Section 1.01 of the Master Agreement, are hereby deleted and replaced in their entirety with the following defined terms and definitions:

Compliance Certification:  The annual certification by a Borrower to CFC under the related Loan Agreement or, in the case of Indenture Borrowers, a comparable annual certification submitted under the terms of the indenture.

Eligible Class B Member:  Each Class B Member that satisfies the following criteria on the Sale Date of such Member's Qualified Loan:

(i)           Such Member’s Average Equity to Total Capitalization Ratio is at least 25%;

(ii)	Such Member’s Average Modified Debt Service Coverage Ratio—G&T is at least 1.15;

(iii)	Such Member’s Average Equity to Total Assets Ratio is at least 10%;

(iv)	Such Member’s Debt to EBITDA Ratio is no greater than 12; and

(v)	Such Member’s Qualified Loan has a Facility Rating of “4.9” or lower.

Mortgage:  An original mortgage, deed of trust or other instrument that constitutes a first lien on an interest in real property securing a Mortgage Note.  Such Mortgage may be an RUS form of mortgage, a CFC form of mortgage, the form specified by another lender and agreed to by CFC, or an indenture of trust substantially in the form as is usual and customary for rural electric utility borrowers.  It is understood that some of the Mortgages provide that one or more promissory notes may be secured by such Mortgage without being specifically identified in such Mortgage and without such Mortgage being amended to reflect such fact.

Qualified Loan:  A loan, or an interest in a loan, for an electric or telephone facility that satisfies the following criteria:

i.	The Borrower is either an Eligible Class A Member or an Eligible Class B Member that has received, or is eligible to receive, a loan from RUS under the Rural Electrification Act of 1936.

ii.
Such loan is a fixed or variable rate term loan that was closed by the Seller.  At the time of sale, such loan has an outstanding principal amount of up to $15 million (or any higher amount permitted by Farmer Mac and specified as the Purchase Price for a Qualified Loan in the applicable Commitment Letter) and a remaining period until maturity in the range of one (1) to thirty-five (35) years, provided that if such loan provides for an interest rate reset, the resets shall occur no more frequently than once every month.  Such loan is secured by substantially all of the assets of the Borrower.  Such assets may also secure one or more prior or future loans made by the Seller, RUS or another party to the same Borrower.

iii.	Such loan is payable in full upon maturity or amortizes on a level principal or level debt service basis.

iv.
Interest is payable on such loan monthly, semi-annually or annually, as specified in the applicable Commitment Letter.  Unless otherwise specified in the related Commitment Letter, interest due under the loan shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

v.	The documentation for such loan provides that in the event of prepayment of a fixed rate loan on any date other than an interest reset date, the Borrower must pay a Prepayment Premium.

vi.	The full amount of such loan is advanced by the time of sale and no further draws are permitted.

vii.
At the time of the sale, the Seller will have at least one other loan to the same Borrower in the Seller's portfolio.  In addition, at the time of sale, it will be the intention of the Seller to maintain a credit relationship with such Borrower until such time as the loan to such Borrower purchased by the Purchaser pursuant to this Master Agreement is repaid in full.

viii.	No event of default with respect to such loan shall have been declared by the Seller and be continuing at the time of sale.

ix.	Such loan is a performing loan and is not more than thirty (30) days delinquent in payment.

x.
Such loan shall have been documented in accordance with the Seller's existing practices and procedures at the time, and in form and substance that are substantially similar to the documentation used by Seller for loans of similar character in the Seller’s own loan portfolio as of the Sale Date, provided that prior to its sale hereunder to the Purchaser, the Mortgage Note and related Loan Agreement will be prepared and will include all of the provisions of a Qualified Loan contemplated by this Master Agreement.

xi.
The principal balance of such loan, when aggregated with (x) the aggregate principal balance of all loans to the same Borrower previously sold hereunder, (y) the aggregate principal balance of all Other Pledged Obligations with respect to the same Borrower and (z) the aggregate principal balance of all Other Sold Obligations with respect to the same Borrower, will not exceed $35,000,000 (or any higher amount permitted by Farmer Mac and communicated to CFC in writing).

xii.
The principal balance of such loan, when aggregated with (x) the aggregate principal balance of all loans to the same Borrower previously sold hereunder and (y) the aggregate principal balance of all Other Sold Obligations with respect to the same Borrower, will not exceed $15,000,000 (or any higher amount permitted by Farmer Mac and communicated to CFC in writing).

xiii.
With respect to any loan, the Borrower of which is a Class B Member, the principal balance of such loan, when aggregated with (x) the aggregate principal balance of all other loans to Class B Members previously sold hereunder, (y) the aggregate principal balance of all Other Sold Obligations with respect to Class B Members and (z) the aggregate principal balance of all Other Pledged Obligations with respect to Class B Members, will not exceed 20% (or any higher percentage permitted by Farmer Mac and communicated to CFC in writing) of the sum of (a) the aggregate principal balance of all loans sold hereunder, (b) the aggregate principal balance of all Other Pledged Obligations and (c) the aggregate principal balance of all Other Sold Obligations.

xiv.
With respect to any loan, the Borrower of which is a Class B Member, the principal balance of such loan, when aggregated with (x) the aggregate principal balance of all other loans to Class B Members previously sold hereunder and (y) the aggregate principal balance of all Other Sold Obligations with respect to Class B Members, will not exceed 10% (or any higher percentage permitted by Farmer Mac and communicated to CFC in writing) of the sum of (a) the aggregate principal balance of all loans sold hereunder, (b) the aggregate principal balance of all Other Pledged Obligations and (c) the aggregate principal balance of all Other Sold Obligations.

xv.
With respect to any loan, the Borrower of which is a Class B Member, the documentation for such loan contains a representation and warranty from the Borrower as of the Sale Date that the Borrower has not acquired, or committed to acquire, an ownership interest in any nuclear energy generating facility built or planned to be built after January 1, 2010.

xvi.
Unless otherwise specified in the related Commitment Letter, the repayment terms of such Qualified Loan shall not provide a conversion option exercisable by the Borrower to convert to a different loan product.

Servicing File:  The comprehensive set of files maintained in an organized format by the Master Servicer to properly document all current and pertinent information related to a Qualified Loan.  These files may consist of documents maintained in hard copy form or easily accessible electronic data and shall include at a minimum the following documents pertaining to each Qualified Loan:

i.	a copy of the most recent Compliance Certification by an officer of the related Borrower;

ii.	the most recent fiscal year-end certified audit of such Borrower;

iii.	with respect to Class A Members, a copy of the most recent unaudited annual financial statements of such Borrower (which may be set forth on a Seller form or Form 7);

iv.	with respect to Class A Members, copies of the Form 7 of such Borrower for each of the three most recent years;

v.	with respect to Class A Members, the most recent Key Ratio Trend Analysis, as available;

vi.	with respect to Class B Members, a copy of the most recent unaudited annual financial statements of such Borrower (which may be set forth on a Seller form, Form 12, or FERC Form 1, as applicable);

vii.	with respect to Class B Members, copies of the Form 12, or FERC Form 1, as applicable, of such Borrower for each of the three most recent years;

viii.	with respect to Class B Members, the most recent G&T Trend Analysis, as available;

ix.	the most recent narrative with respect to such Borrower, as prepared by the Seller;

x.	the most recent Borrower Rating of such Borrower;

xi.
all correspondence between the Master Servicer and such Borrower that pertains to the Qualified Loan sold under this Master Agreement, or to the collateral by which it is secured, from origination of the Qualified Loan until payoff or foreclosure; and

xii.	documentation of any loan servicing actions taken with respect to the Qualified Loan.

Section 1.03.  Amended Defined Term.  The defined term “Total Assets Ratio” in Section 1.01 of the Master Agreement (but not the definition associated therewith), is hereby amended to read “Total Assets.”

Section 1.04.  Other Conforming Amendments.

A.           Section 4.03(i)(vi) of the Master Agreement is hereby deleted in its entirety and replaced with the following:

(vi) The Mortgage obligates the related Borrower to take out and maintain the classes and amounts of insurance coverages which conform to generally accepted utility industry standards for such classes and amounts of coverages of utilities of the size and character of such Borrower and the Borrower is in compliance with such obligations.  The Mortgage obligates the Borrower thereunder to maintain all such insurance at the Borrower's cost and expense, and on the Borrower's failure to do so, authorizes the holder of the Mortgage (or, in the case of an Indenture Borrower, the trustee thereunder) to advance or to procure from others all sums required to maintain such insurance at Borrower's cost and expense and to seek reimbursement therefor from the Borrower.

B.           Section 5.01(d) of the Master Agreement is hereby amended by adding the following to the end thereof:

Notwithstanding the foregoing, the Purchaser acknowledges and agrees that, with respect to a Mortgage Note for a Qualified Loan made to an Indenture Borrower, the noteholder’s ability to waive, modify, amend or vary any term of the related indenture, and its ability to exercise remedies thereunder, is governed and may be limited by the terms contained in such indenture as applicable to all noteholders.  However, no provision of any indenture or any other document related to a Qualified Loan to an Indenture Borrower shall prevent, restrict or otherwise encumber the Master Servicer’s ability to fulfill its obligations with respect to the 10 Business Day Notice requirement set forth above, or the Master Servicer’s obligation to notify the Purchaser of the events specified in this Section 5.01(d), except to the extent that noteholders under an indenture have the ability to waive an event of default under such indenture (but not an event of default under the Loan Agreement or Mortgage Note associated with such Qualified Loan) in accordance with the terms thereof.

ARTICLE II
Miscellaneous

Section 2.01.  Defined Terms.  Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Master Agreement.

Section 2.02.  Authorized Officers.  The manual or facsimile signature of any individual appearing on this Amendment, or any document or certificate issued pursuant to this Amendment, and which is designated as the signature of a Responsible Officer of any Person, shall constitute conclusive evidence that such individual is, in fact, authorized to execute such document, notwithstanding that such authorization may have lapsed prior to the effective date of such document.

Section 2.03.  Entire Agreement.  This Amendment contains the entire agreement between the parties regarding the modifications made to the Master Agreement.  Except as explicitly modified by this Amendment, each and every term, condition, exhibit, and provision of the Master Agreement shall remain in full force and effect.

Section 2.04.  Governing Law.  The terms of this Amendment shall be governed by, and construed in accordance with, federal law.  To the extent federal law incorporates state law, that state law shall be the laws of the State of New York.

Section 2.05.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment as of the day and year first above written.

[signatures on following page]

FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Seller and Master Servicer

By:
John J. List
Senior Vice President - Member Services General Counsel